NEWS

                                        SEPTEMBER 18, 1996

FOR IMMEDIATE RELEASE                       FOR FURTHER INFORMATION CONTACT:
                                                  RUSSELL V. CORSINI, JR. OR
                                            TIMOTHY D. ALTHOF (508) 448-6111

                  NEW ENGLAND BUSINESS SERVICE, INC.
               ANNOUNCES NEW KINKO'S RETAIL DIRECTION;
                  FIRST QUARTER CHARGE TO BE TAKEN

GROTON, MA -- September 18, 1996 -- New England Business Service, Inc. (NYSE: NEB) today announced it has reached a joint decision with Kinko's Corporation to pursue a new direction with their retail initiative. The action will result in the elimination of the Company's 75 existing NEBS manned print desks at Kinko's as well as the closing of the NEBS offices in Phoenix and stationery plant in Scottsdale, Arizona. The decision will result in a reduction of approximately 11% of the Company's full and part-time positions. The company will take a first quarter pretax exit charge of approximately $5.2 million and expects to incur additional pretax expense of $1.3 million during the year.

As part of this action, the Company will incur a total of $0.21 per share in the first quarter of fiscal year 1997 in exit and period costs associated with employee severence, facility closures, equipment write-offs, and other cost actions. In addition, the Company anticipates incurring approximately $0.05 per share in period costs during the second quarter and $0.03 per share during the third quarter associated with consolidating operations and other cost reduction actions. The actions taken are expected to have the effect, when fully implemented, of increasing the Company's quarterly earnings ny as much as $0.12 to $0.14 per share.

Mr. Robert J. Murray, Chairman and CEO, explained, "During the past year the Company continued its initiative to locate NEBS print desks in Kinko's retail locations so as to expand its presence in the retail channel. As a result of extensive market testing, we found that the expenses necessary to build demand for custom printing in Kinko's and associated costs of NEBS infrastructure do not allow for the profitable operation of NEBS-manned desks. The Company remains committed to growing the retail channel through its profitable dealer network, and will continue to work with Kinko's to formulate an economically sound program for their sites. While the Kinko's initiative in its original configuration has been costly for NEBS, we believe the experience gained and the investments in technology made over the past year will provide a solid foundation for alternative retail growth strategies."

NEBS manufactures and distributes business forms, software and related printed products through mail order and retail to over one million small businesses throughout the United States, Canada and the United Kingdom.

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